BEKK/masj/5127187
40037971

Purchase agreement
On and near Keileweg and Benjamin Franklinstraat in Rotterdam

The undersigned:

1.	Timoteus Adrianus Maria Steenvoorden, born on the seventeenth of September nineteen hundred and fifty nine in Mijdrecht, living in (4261 KD) Wijk en Aalburg at the address 10 Perzikstraat, holder of the passport number NG7009733, issued on the first of July two thousand and four in Aalburg, acting in this matter as managing director, independently authorized to represent the private company with limited liability: Ferro (Holland) B.V., number B.V. 158.194, having its registered office and having its principal place of business in (3029 AB) Rotterdam at the address 20 Van Helmontstraat; and

2.	a. Jacobus van Houwelingen, born on the seventh of June nineteen hundred and sixty nine in Sliedrecht, living in (3351 JP) Papendrecht at the address 6 Jan van Scorelstraat, holder of driving license number 3206469216, issued on the twenty fourth of April two thousand and two in Papendrecht;

b.	Reijer Amadeus van der Gaag, born on the fifteenth of Augustus nineteen hundred and fifty six, living in (3053 LH) Rotterdam at the address 212 Larikslaan, holder of driving license number 3152515015 issued on the twenty fifth of November nineteen hundred and ninety-eight in Rotterdam;

jointly acting in this matter as managing directors authorized to represent the private company with limited liability: Brix Houwelingen Projecten Holding B.V., number B.V. 118.07.64, having its registered office in Rotterdam, which company on its turn is acting in this matter as a competent administrator of the private company with limited liability: Brix Houwelingen Projecten XVIII B.V., number B.V. 139.91.65, having its registered office in Sliedrecht and having its principal place of business in (3361 BP) Sliedrecht at the address 10-12 Kerkstraat, declare:

A.	Definitions.

1.	Unless shown differently, this deed understands by:

•	BHP

the private company with limited liability: Brix Houwelingen Projecten XVIII B.V., having its registered company in Sliedrecht.

•	Soil:

The soil and the ground water belonging to: (i) the Immovable Property, (ii) the Leased Land

•	Ground lease:

the ground leases, terminating on the second of January two thousand and twenty five with an annual ground rent in the amount of one hundred and nine thousand five hundred and forty-four euro (EUR109,544) for the Immovable Property with the constructions built by or at the expense of the ground lease holder as well as the other works and plants, located in Rotterdam, locally known as 27 Keileweg and 20, 22 Van Helmontstraat, Keileweg (without numbers), 25 Benjamin Franklinstraat, Benjamin Franklinstraat (without numbers) and Keileweg (without numbers).

•	Ferro:

the private company with limited liability: Ferro (Holland) B.V., having its registered office in Rotterdam.

•	the Buildings:

the constructed buildings, among which the office buildings, the other works and plants located at and situated in: (i) the Immovable Property and (ii) the Leased Land.

•	the Municipality:

the body pertaining to public law: the municipality of Rotterdam and/or HbR.

•	HBR:

the public limited company: Havenbedrijf Rotterdam N.V., having its registered office in Rotterdam.

•	Leased Land:

•	a plot of land – owned by the Municipality and on which a ground lease has been established for HbR – recorded in the land register municipality Rotterdam, 10th department, section AA, number 2658, sixty (60) ares and twenty-five (25) centi-ares in size, which plot of land has been marked by cross hatching in Drawing 1 as well as with the letters N and O.

According to the information of the land registry, part of the aforementioned plot of land with number 2658 has been encumbered with a note as described in article 55 of the Soil Protection Act.

•	a plot of land – owned by the Municipality and on which a (main) ground lease has been established for HbR – recorded in the land register municipality Rotterdam, 10th department, section AA, number 1377, forty-six (46) ares and twenty (20) centi-ares in size, which plot of land has been marked by cross hatching in Drawing 1 as well as with the letters M and L.

•	a plot of land – owned by the Municipality and on which under a suspending condition a (main) ground lease has been established for HbR – recorded in the land register municipality Rotterdam, 10th department, section AA, number 2655, fifteen (15) ares and sixty (60) centi-ares in size, which plot of land has been marked by cross hatching in Drawing 1 as well as with the letters P and K.

•	a plot of land – owned by the Municipality and on which a ground lease has been established for HbR – recorded in the land register municipality Rotterdam, 10th department, section AA, number 1488, sixteen (16) ares and eighty (80) centi-ares in size, which plot of land has been marked by cross hatching in Drawing 1 as well as with the letter Q.

•	part of a plot of land – owned by the Municipality and on which a ground lease has been established for HbR – recorded in the land register municipality Rotterdam, 10th department, section AA, number 2763, fourteen (14) ares, while the size of the whole plot of land is one (1) hectare, eleven (11) ares and seventy (70) centi-ares in size, which plot of land has been marked by cross hatching in Drawing 1 as well as with the letter S.

•	Lease Agreement:

the lease agreement entered into by the Municipality and Ferro on the seventh of April two thousand a with regard to the Leased Land and the plot of water, with a duration till the first of January two thousand and twenty five and ground rent in the amount of twenty-seven thousand nine hundred and ninety-seven euro (EUR 27,997), including VAT, per calendar quarter, copy of which lease agreement has been attached as ENCLOSURE 1.

•	Rental Rights:

all rights belonging to Ferro with regard to the Leased Land and the Plot of Water, resulting from the Lease Agreement.

•	the Office Building:

the office building and the parking places belonging thereto, other works and plants, which form part of the Buildings. The Office Building has been marked on Drawing II.

•	Quality Accounts:

the special accounts of Loyens & Loeff, as described in article 25 of the Notaries Act.

•	Loyens & Loeff:

the public limited company having its registered office in Rotterdam: Loyens & Loeff N.V. (solicitors, tax advisors and civil law notaries), also having its principal place of business in 3012 CN Rotterdam at the address 690 Weena.

•	Immovable Property:

•	a plot of land – owned by the Municipality and on which a (main) ground lease has been established under a suspending condition for HbR (part 40672, number 140 – recorded in the land register municipality Rotterdam, 10th department, section AA, number 1375, sixty nine (69) ares and twenty-nine (29) centi-ares in size;

•	a plot of land – owned by the Municipality and on which a (main) ground lease has been established under a suspending condition for HbR (part 40494, number 96), – recorded in the land register municipality Rotterdam, 10th department, section AA, number 1489, four (4) ares and seventy-six (76) centi-ares in size;

•	a plot of land – owned by the Municipality and on which a (main) ground lease has been established under a suspending condition for HbR (part 40672, number 140), – recorded in the land register municipality Rotterdam, 10th department, section AA, number 2655, forty-four (44) ares and forty (40) centi-ares in size;

According to the cadastral registration the public limited company Energy N.V. has the right to the telecommunication network which is to be found in the Ground (part 21801, number 2);

•	a plot of land – owned by the Municipality and on which a (main) ground lease has been established under a suspending condition for HbR (part 40645, number 58), – recorded in the land register municipality Rotterdam, 10th department, section AA, number 1713, seventeen (17) ares and eighty-five (85) centi-ares in size;

•	a plot of land – owned by the Municipality and on which a (main) ground lease has been established under a suspending condition for HbR (part 40672, number 140 – recorded in the land register municipality Rotterdam, 10th department, section AA, number 2657, forty (40) ares and twenty-five (25) centi-ares in size;

According to the cadastral registration part of the aforementioned plot of land with number 2657 is encumbered with a note as referred to in article 55 Soil Protection Act (MIL 5456).

Ground lease has been established on the aforementioned plots of land.

•	Date of Transfer:

the date on which the Title of the Sold Property will be passed.

•	Agreement:

the agreement included in this deed

•	Parties:

Ferro and BHP

•	Register:

the public registers for register goods, kept in the office of the Land Registry and the public registers.

•	Jetty:

the jetty as described in the definition of the Plot of Water.

•	Drawing I:

the drawing attached to the Lease Agreement on which the Leased Land has been marked.

•	Drawing II:

the drawing attached as ENCLOSURE 2 to this deed on which the Office Building has been marked.

•	Transaction Date:

the date on which the Agreement has been or is considered to have been, entered into, provided that if that date has not explicitly been established in the Agreement, the most recent date on which one Party signed this is agreement, will be considered to be the date on which the Agreement is considered to have been entered into.

•	Latest Possible Transaction Date:

the latest date on which the notarial deed of transfer of title of the Ground Lease will have to be passed and the conversion of the Lease Agreement into a right to ground lease will have to have been executed.

•	Sold Property:

a. the Ground Lease; and
b. the Rental Rights.

The Ground lease and the Rental Rights will be jointly referred to hereafter, unless stated differently as: “the Sold Property”.

•	Plot of Water:

a part of a plot of water with riverbank and jetty owned by the Municipality and on which a ground lease has been established for HbR – recorded in the land register municipality Rotterdam, 10th department, section AA, number 1487, 1488, [2746], six (6) ares and forty (40) centi-ares in size, which plot of land has been marked by cross hatching in Drawing 1 as well as with the letter R.

2.	Definitions may be used in the single or plural form without losing their meaning.

B.	Preamble

Considering:

Ferro and BHP have reached agreement about the sale and purchase of the Sold Property and wish to further lay down their arrangements about this matter in the present deed.

C. Agreement

The following has been agreed upon:

Purchase.
Article 1.

Ferro will sell the Sold Property to BHP which purchases the Sold Property from Ferro.

Purchase Price.
Article 2.

2.1	The purchase price for the sold property amounts to two million nine hundred and thirty-two thousand and two hundred euro (EUR 2,932,200).

2.2	The purchase price as referred to in article 2.1 will be assigned to the Sold Property as follows:

•	the Ground Lease: one million five hundred and forty-three thousand and nine hundred and fifty euro (EUR 1,543,950);

•	Rental Rights: one million three hundred and eighty-eight thousand and two hundred and fifty euro (EUR 1,388,250).

Payment.

Article 3.

3.1	Payments will be made through one of the Quality accounts.

BHP will deposit the purchase price, the expenses referred to in article 19.1, as well as the amount to be paid for the settlement of the charges referred to in article 11, for the passing of the deed of transfer of title, into one of Quality accounts in such a way that the Quality Account concerned will have been credited on or before the Date of Transfer of Title.

3.2	Ferro stipulates for its debtors which have a mortgage on the Ground Lease on the Date of Transfer and/or those which have lawfully seized the Ground lease, that the amounts due to them will be paid through the Quality Account so that the mortgage resp. the seizure will be cancelled such to a maximum of the amount BHP owes Ferro on the Date of Transfer.

Ferro — for the amount due to them – as well as the debtors described above – each for the amount due to each of them – will only have a first right of payment from Loyens & Loeff as soon as it has been established after the registers have been examined by Loyens & Loeff that Ferro has complied with the obligation referred to in article 5.1 under a.

It is known to Ferro that between the Date of Transfer and the transfer of these payments one or more days may pass in view of the examination to be made by Loyens & Loeff.

3.3	The interest accrued over deposits from BHP into the Quality account, will be assigned to BHP until the date of transfer and, after the date of Transfer, to Ferro.

Transfer of Title/Conversion Lease Agreement into ground lease agreement

Article 4.

4.1	The required deed of transfer of title for the transfer of the ground lease will be passed on October 1, 2008 at the latest (the Latest Possible Date of Transfer), or that much earlier or later as agreed by Parties dependant on the completion of the dismantling activities of Ferro, before one of the civil law notaries of Loyens & Loeff.

4.2	Ferro has the obligation to carry out efforts to ensure that the Lease Agreement with regard to the Leased Ground will be converted into a ground lease on the day of the Date of Transfer.

The cooperation of the Municipality will be required to realize this conversion.

It will not be possible to establish a ground lease on the Plot of Water If BHP is not accepted as the new tenant of the plot of water, then this is a risk for BHP and Ferro cannot be held responsible.

The ground lease conditions which will then be declared to be applicable will need BHP’s permission.

Ferro’s obligation to carry out efforts means that Ferro will reasonably do everything possible to make sure that there will be a direct issuance in ground lease by the Municipality to BHP on the Date of Transfer, or the right to ground lease then to be established.

This issuance in ground lease will be done by means of a tri-partite agreement between the Municipality, Ferro and BHP in which deed Ferro will renounce its rights to the Lease Agreement in favour of the Municipality and there will be no further repercussions for Ferro from the date of agreement.

4.3	Parties instruct Loyens and Loeff to have copy of the deed of transfer or title registered in the Register after the deed has been passed.

Obligation to transfer title. Charges and restrictions.

Article 5.

5.1	Ferro will:

a.	transfer the Ground Lease unencumbered with mortgages and attachments and of registrations thereof;

b.	transfer the Ground Lease unencumbered with qualitative obligations, restricted rights – with the exception of easements – extraordinary charges and perpetual clauses, such in as far as this deed does not show differently.

5.2	Ferro guarantees that with regard to the Immovable Property, the Leased Ground or the Plot of Water, there are no charges and/or restrictions which result from facts which are subject to registration in the Registers and which have not yet been registered on the Transaction date.

Characteristics.

Article 6.

6.1	The Building, the Jetty, the Immovable Property and the Leased Grounds respectively are used by Ferro for the exploitation of a company in the field of the coatings, colorants and plastics industries as well as for an office building.

It is not known to Ferro that this use would not be allowed due to reasons pertaining to public or private law.

6.2	BHP has the intention to use the Buildings, the Immovable Property and the Leased Grounds respectively, in a different way from the one referred to in article 6.1 i.e. for purposes of redevelopment.

Any risk that this different use turns out not be possible or allowed, is for BHP and will not result in BHP having a claim towards Ferro.

With regard to the use of the Jetty no intention of BHP is known.

Condition of the Sold Property. Delivery.

Article 7.

7.1	The Sold Property will be put at the disposal of BHP immediately after passing the notarial deed of transfer of title on the Date of Transfer.

7.2	The Buildings, with the exception of the Office Building, the Jetty, the Immovable Property and the Leased Grounds respectively, will be transferred to BHP on the Date of Transfer, vacated, swept clean and without being claimed and will be accepted by BHP in the condition in which they are on the Transaction Date.

7.3	Until these are at the disposal of BHP, Ferro will care of the Buildings, the Jetty, the Immovable Property and the Leased Grounds respectively in the way in which a careful user would do so under the given circumstances.

7.4	On the Date of Transfer, at the latest on January 1, 2009, the Office Building will put at the disposal of BHP vacated and swept clean.

The Office Building will be transferred in the condition in which it is on the Transaction Date, with the understanding that the building will be used in the same careful manner until the date of transfer.

From the Date of Transfer till the date of putting the building at the disposal of BHP, Ferro will enjoy the personal use of the Office Building, without owing a counter compensation to BHP with regard to this use.

In the case that Ferro fails to comply with the above-mentioned obligation, it will forfeit – irrespective of the fact whether it can be held responsible for the shortcoming or not – without notice of default an immediately payable fine in the amount of five thousand euro (EUR 5,000), per week, without prejudice to BHP’s right to claim further damages and/or compliance.

Ferro fails to comply with the above-mentioned obligation in the case that the latest date of putting the premises at the disposal of BHP has expired without Ferro having complied with its obligation.

Until the moment of putting the Office Building at the disposal of BHP, Ferro will arrange to do so in the way in which a careful user would do so under the given circumstances.

Guarantees and knowledge statements of Ferro.

Article 8.

8.1	Ferro guarantees that:

a.	until the Transaction Date no provisions with regard to (one of) the Buildings and/or the Jetty have been prescribed by the public authorities which have not yet been carried out to the full satisfaction of the authorities concerned and that such regulation have not either been announced;

b.	on the Transaction Date (one of) the Buildings and/or the Jetty the Immovable Property or the Leased Land or part thereof respectively, have not been included in a (pending advisory request for) an indication, indicational decision or register registration;

(i) as a protected monument in the meaning of the Monuments and

Historic Buildings Act 1988;

(ii)	as a protected village or urban conservation areas or a nomination thereto as described in the Monuments and Historic Buildings Act 1988;

(iii) by the municipality or the province as a protected monument and/or a protected village and urban conservation area;

c.	with regard to (one of) the Buildings and/or the Jetty or part thereof no subsidy from the public authorities has been applied for or assigned in view of which there would be obligations to be complied with;

d.	with regard to the Sold Property no lease or hire purchase agreement has been entered into and that no lease or hire purchase agreement will be entered into by Ferro up till and including the Transfer Date;

e.	third parties will not have any preferential rights or option rights with regard to the Sold Property on the Transaction Date nor in the future;

f.	Ferro has not received a notification with regard to the Ground Lease as referred to in article 4 paragraph 2 of the Municipalities (Preferential Rights) Act on the Transaction Date and that the Sold Property has not been included in an indication as referred to in articles 2 or 8 of that Act, and/or in a proposal as referred to in articles 6 or 8a of that Act;

g.	on the Transaction Date (one of) the Buildings respectively the Immovable Property respectively the Leased Land have not been included in a village or urban conservation plan or in an ordinance referring to the living environment;

h.	the Ground Lease will be issued by means of a person competent to make decisions;

i.	agreements with regard to the Buildings entered into with utility companies and other agreements with regard to the Buildings (like maintenance contracts) will be terminated on the Date of Transfer provided that the date of the putting the Office Building at the disposal of BHP will be considered the date as referred to in article 7.4;

j.	the Buildings respectively the Immovable Property respectively the Leased land have access to the public road as a shown in situ and to the public ducts for water, sewage, electricity II, gas II and telephone;

k.	the Building is not vacant in the meaning of the Housing Act and the regulation(s) resulting from that Act;

l.	the Buildings have not been constructed contrary to (a) building permit(s) issued and the Buildings have not been renovated contrary to (a) Building Permit(s) issued and/or the Buildings have not been renovated without the building permit required to do so;

m.	the Jetty has not been constructed contrary to (a) building permit(s) issued and the Jetty has not been renovated contrary to (a) Building Permit(s) issued and/or the Jetty has not been renovated without the building permit required to do so;

n.	the owner has not cancelled the Ground Lease and/or the Lease Agreement and that there are no facts or circumstances on the Transaction Date which might result into cancellation of the Ground Lease and/or the Lease Agreement;

•	. Ferro has not cancelled the Ground Lease and/or the Lease Agreement, and

p.	no employment contracts have been entered into with third parties with regard to the Buildings on the basis of the stipulations of article 7:663 Civil Code which would together with the Sold Property be transferred to BHP;

q.	the Lease Agreement has been entered into and that Ferro is the opposite party of the Municipality in the Lease Agreement.

8.2	Ferro states that as far as known to them:

a.	there is no intention of expropriating the Ground Lease on the Transaction Date and that the Immovable Property, the Leased Land or the Plot of Water are not involved in a (land) renovation plan.

b.	on the Transaction Date there are no particular charges or restrictions pertaining to public law with regard to (one of) the Buildings, the Jetty, the Immovable Property, the Leased Land or the Plot of Water, among which decisions or orders given by the competent authorities as referred to in the Soil Protection Act and the regulations belonging thereto except a note as referred to in article 55 Soil Protection Act with regard to part of a plot of land belonging to the Immovable Property with plot number 2657 (MIL 5456).

In the case that after the Transaction Date a fact occurs as referred to in this article under a or b, this fact will fully be on the account and risk of BHP, unless it is shown that Ferro could or should have been informed of this fact.

8.3	The guarantees referred to in article 8.1 respectively the statements of knowledge referred to in article 8.2 do not affect the other provisions of this Agreement.

Transition / transfer of rights.

Article 9.

9.1	At the same time as the transfer of the Sold Property, all rights of indemnity and other rights with regard to the Sold Property, including the Buildings and the Jetty, which Ferro might have with respect to legal predecessors and/or third parties – among which (sub) contractor(s), architect(s), builder(s), installer(s) and supplier(s), will be transferred to BHP.

In the case that with regard to one or more rights – for whatever reason – the transition referred to above does not take place on the basis of the stipulations of article 6:251 of the Civil Code:

a.	the right concerned will be considered to be included in the purchase as described in article 1; and

b.	Ferro will be obliged to cooperate in delivering the right concerned at BHP’s first request.

Included in the rights referred to above – if applicable – also with regard to the Buildings, the Jetty, the Immovable Property, the Leased Land and the Plot of Water respectively, are also the permits pertaining to public law.

In the case that with regard to the transfer of the Sold Property a modification of the registration of such a permit would be desirable or required, Ferro will cooperate at BHP’s first request to the modification of the registration concerned.

In as far as rights as referred to above, are delivered, those rights will be delivered unencumbered with pledges, attachments, real rights of enjoyment and personal rights of enjoyment.

At the first request made by Ferro respectively BHP, Ferro will grant a power of attorney to BHP, which will accept Ferro’s power of attorney, in order to carry out (have carried out) the aforementioned transfer of rights or modification of the registration.

9.2	BHP has at any time the right to give information about the aforementioned transition or transfer of rights to the debtor respectively government authority concerned.

Ferro will supply the necessary information in relation with the rights referred to above.

Passing of risks.

Article 10.

As from the point in time of passing the deed of transfer of title, the Building, the Jetty and the Immovable Property respectively will be at the risk of BHP. Such does not affect the stipulations of article 21.

The stipulations of article 7:10 paragraph 2 of the Civil Code do not apply.

As from the Date of Transfer the Ground Lease and the Rental Rights will be at the expense of BHP which will also enjoy the benefits and pay the charges.

Charges to be settled.
Article 11.

11.1	The property tax, in as far levied because of the enjoyment of a real right of enjoyment (the owners’ share), the water board charges and the sewerage charges – provided these are owner related charges) – over the year in which the transfer of title takes place, have been or will fully be paid by Ferro.

These charges also include the charges referred to in article 9 of the Lease Agreement.

These charges over the year in which the transfer of title takes place will be settled on and as of the Date of Transfer by Parties dependent on the period of the year which has not yet passed.

If no assessment has yet been received, the amount of the charges concerned will be estimated between parties with regard to which estimate no settlement will be made.

11.2	All amounts of ground rent which have become due and payable during the past five (5) years before the Date of Transfer, have been paid to the owner.

There are no arrears in payment of the rent.

The amount of ground rent in force and/or rent will be settled between Parties on and as of the Date of Transfer.

11.3	No settlement will be made with regard to other charges than the ones referred to in this article.

Destruction, damages, deterioration

Article 12.

12.1	Ferro is under the obligation to immediately inform BHP about the damage. During a period of fourteen (14) days, starting on the day of receipt of the notification referred to in the previous sentence, BHP will have the right to dissolve the Agreement by means of a notification for that purpose, as referred to in article 12.1.

Ferro subsequently will have the right during a period of fourteen (14) days, starting on the day of receipt of the notification from BHP as referred to in the previous paragraph, to inform BHP that they will have the damages repaired in order to prevent the dissolution of the Agreement.

After the period of fourteen (14) days concerned has lapsed, the right of BHP to dissolve the Agreement respectively the right of Ferro to present the dissolution of the Agreement will expire.

12.2	In the case that the Agreement is not dissolved on the basis of the stipulations of article 12.1, because BHP has not or not timely issued the notification referred to in that/those paragraphs:

a.	will the Buildings be transferred in the condition in which they are on the Date of Transfer; and

b.	will Ferro transfer all rights to BHP which Ferro has for whatever reason with respect to insurers and other parties, in as far as these rights are connected to the reimbursement of the damages.

12.3	The Agreement will as yet be dissolved on the basis of the notification as referred to in article 12.1 in the case that:

a.	Ferro has informed BHP that they will repair the damages in order to prevent the dissolution of the Agreement, as referred to in article 12.1; and

b.	it appears that the damage has not timely been repaired, in which case Ferro will fully have to reimburse the damages which BHP might have suffered.

However, the Agreement will not have been dissolved in the case that BHP still issues a notification within one (1) after the Latest Date of Transfer in force at that moment, that they wish the title of the Sold Property to be transferred, in which case:

(i)	the transfer of title of the Sold Property will take place within fourteen (14) days after the Latest Date of Transfer in force at that moment;

(ii)	the Buildings will be transferred in the condition in which they are on the Date of Transfer;

(iii)	Ferro will transfer to BHP all rights which Ferro still possesses with regard to insurers and other parties, in as far as these rights concern compensation for the damages or – this as opted for by BHP – Ferro will undertake to immediately have the damages repaired, in as far as these have not yet been repaired;

12.4	In the case that the Jetty is fully or partially destroyed before the point in time of passing the deed of transfer of title due to a cause for which BHP is not accountable, or when they suffer damage or deteriorate in any other way, will

a.	the Jetty nevertheless be transferred in the condition in which it is on the Date of Transfer; and

b.	Ferro transfer all rights to BHP which they have for whatever reason towards insurers and other parties, in as far as these rights relate to the compensation for the damage of the Jetty

12.5	Ferro will ensure that with regard to the Buildings and the Jetty a buildings insurance with a comprehensive coverage based on the value of the rebuilding will have been entered into.

Ferro will only terminate that insurance on the Date of Transfer at 24.00 p.m.

[Note: Ferro will supply further information about the way they are insured.]

Unencumbered with Lease Agreements

Article 13.

Ferro guarantees that there are no Lease Agreements, loan for use agreements or other agreements with regard to the Buildings, the Jetty, the Immovable Property and the Leased Land respectively whereby the enjoyment or use has been granted to third parties and/or agreements which have been entered into which might result into entering into such agreements.

Oversize and Undersize.
Article 14.

Oversize or undersize of the Buildings, the Jetty, the Immovable Property and the Leased Land respectively will not result into any rights to either Party.

Obligation to Provide Information and to have Matters Investigated

Article 15.

Ferro has provided BHP with all information with regard to the Sold Property which should be given to BHP in accordance with the present views. Ferro is not obliged to provide information to BHP with regard to the Sold Property – among which the Buildings, the Jetty, the Immovable property, the Leased Land and the Plot of Water respectively, which are already known to BHP or which should reasonably have been known to BHP based on their own investigation, in as far as such an investigation may be required from BHP in accordance with the present views and/or which might have become known or should reasonably have been known from an investigation by advisors appointed by BHP to carry out such an investigation.

Failing.

Article 16.

16.1	In the case that:

a.	Ferro fails to comply with its obligation to transfer the title, as referred to in article 4 and article 5.1 under a respectively; and/or

b.	BHP fails to comply with its payment obligation, as referred to in article 3.1;

and the compliance therewith – after that the failing Party has received a notification of default – during a period of eight (8) days, including the date on which the notification of default has been received – does not take place, the other Party will within two (2) weeks after issuing the notification of default – including the date on which the notification of default has been issued – inform him that either the Agreement will be dissolved or that compliance is or will be demanded.

In the case that said notification does not or not timely take place, then the Agreement will be dissolved.

If timely notification has taken place that compliance is or will be demanded, but the compliance has not been made within two (2) months after the date that the notification of default has been issued – including the date on which the notification of default has been issued – then the Agreement will still be dissolved.

16.2	Both in the case that the Agreement has been dissolved and in the case that – after the period of eight (8) days referred to in article 16.1 has expired – compliance is demanded, the failing Party will forfeit in favour of the other Party – regardless of the fact whether they are accountable for the failure or not – without further notification of default or without judicial intervention a fine immediately due and payable equal to ten per cent (10%) of the sales price, being an amount of two hundred and ninety-three thousand and two hundred and twenty euro (EUR 293,220).

16.3	The non-failing Party has the right to demand (further) payment of damages from the failing Party within one (1) year after having issued a notification of default – regardless of the fact whether the fine has been forfeited or not and regardless of the fact whether they are accountable for the failure or not.

16.4	The stipulations of this article 16 do not affect any right of the non-failing Party with regard to the failing Party resulting from this Agreement provided that in the case that the deed of the transfer of title has been passed, the non-failing Party will not be authorized to dissolve the agreement (have the agreement dissolved).

Bank Guarantee

Article 17.

17.1	In order to ascertain compliance with its obligations, BHP will provide a bank guarantee within fourteen (14) days after the Transaction Date by a bank as referred to in article 1:1 Financial Supervision Act, in the amount of ten per cent (10%) of the sales price, being an amount of two hundred and ninety-three thousand and two hundred and twenty euro (EUR 293,220).

17.2	The bank guarantee should:

a. be unconditional and not include any reservations – whatsoever.

b. to continue till one (1) month after the Latest Transaction Date;

c.	make sure that the amount will be paid at first request without giving reasons from Loyens & Loeff by transfer to one of the quality accounts.

In the case that parties agree to postpone the Latest Transaction Date to a later point in time respectively in the case that the Latest Transaction Date is suspended on the basis of the stipulations of article 12, the bank guarantee will similarly be extended.

17.3	The amount of the bank guarantee issued which has been deposited into one of the Quality Accounts, will be paid by Loyens & Loeff to Ferro, irrespective of the stipulations in the previous sentence, in the case that BHP fails and forfeits the fine as referred to in article 16.2, such in order to pay said fine.

In the case that both Parties fail and forfeit the fine as referred to in article 16.2 as well as in the case that Loyens& Loeff are not able to judge or establish or do not wish to judge or establish whether BHP fails to comply and/or both Parties fail to do so, will Loyens & Loeff claim from the bank which issued the bank guarantee, that they pay out the amount by depositing this into one of the Quality Accounts which amount will not be paid out until it has irrevocably been established to which Party Loyens & Loeff will have to pay the amount.

17.4	Other than by expiration of the period for which the bank guarantee has been issued, the latter will only terminate as soon as Loyens & Loeff informs the bank which has issued the bank guarantee accordingly.

17.5	In the case that BHP has not timely had the bank guarantee issued and the compliance of this obligation does not take place within eight (8) days – after that Ferro has issued a notification of default to BHP – including the date on which the notification of default has been issued – Ferro will inform BHP within two (2) weeks after they have issued the notification of default, that compliance is or will be demanded. If the aforementioned information is not or not timely given, then the Agreement will be considered to have been dissolved.

In the case that information has timely been given that compliance is or will be demanded, but the compliance has not taken place within two (2) months after the date on which the notification of default has been issued – including the date on which the notification of default has been issued – the Agreement will yet be dissolved.

In both cases BHP will immediately forfeit – irrespective of the fact whether they are accountable for the failure or not – without further notification of default or judicial intervention, an immediately due and payable fine equal to five per cent (5%) of the purchase price, being an amount of one hundred and forty-six thousand and six hundred and ten euro (EUR 146,610).

Ferro will have the right to claim further damages within one (1) year after the notification of default has been issued – irrespective of the fact whether the failure is accountable for or not.

Joint Liability.

Article 18.

In the case that on the side of Ferro and/or on the side of BHP an obligation resulting from the Agreement will have to be complied with by more than one (juristic) person, the debtors concerned will be jointly liable. Under Ferro and BHP respectively are also understood their legal successors.

Costs. Transfer Tax.

Article 19.

19.1	All costs, rights and retributions in connection with the Agreement and the transfer of title of the Sold Property will be – in as far as not explicitly is or will be differently agreed – at the expense of BHP.

The stipulations of the previous paragraph will remain in full force in the case that the Agreement is dissolved – for whatever reason.

19.2	The costs of an advisor called in by a Party, will be at the expense of the Party which gave the instruction to the advisor concerned.

19.3	The transfer tax due calculated over the basis considered to be the value of the Ground Lease, increased or reduced as stipulated in the Legal Transactions (Taxation) Act, will be at the expense of BHP.

Turnover Tax.

Article 20.

20.1	Ferro guarantees to BHP that it is an entrepreneur in the meaning of the Turnover Tax Act 1968.

Ferro’s VAT number is NL003589638B01.

BHP guarantees to Ferro that it is an entrepreneur in the meaning of the Turnover Tax Act 1968.

BHP’s VAT number is 817414903.

20.2	Two of the buildings located and situated on the Immovable Property, consisting of a storage building for raw materials and a storage area for end products have been put into use for the first time at a point in time more than two (2) years before the intended casu quo Latest Transaction Date.

BHP and Ferro will not submit a request as described in article 6 Turnover Tax (Implementation) Decree 1968 in order to be excepted from the exemption for turnover tax for the transfer of title of the Ground Lease.

20.3	The Buildings, with the exception of the buildings referred to in article 20.2, located and situated on the Immovable Property have been used by Ferro as business assets for more than ten (10) years; no period of review therefore refers to these Buildings.

Environment.

Article 21.

21.1	By “contamination” is understood in this article 21:

such a contamination or degradation or a threatening pollution or degradation of the Soil that the intended use as referred to in article 6.2 of the Soil as a result of the presently existing regulations – among which the Soil Protection Act and the Decision Uniform Decontamination – cannot take place without further investigation and/or taking measures resulting from the Soil Protection Act and regulations connected therewith, among which the Decision Uniform Decontamination.

21.2	Parties are familiar with the report drawn up by URS Netherlands B.V. in Rijswijk dated March 28, 2007 (reference: 44150151/R01.2), with regard to the examination of the soil which they carried out whether the soil is contaminated or will be contaminated, copy of which report has been attached as ENCLOSURE 3 to this Agreement.

This report contains a summary of all environmental investigations with regard to the Soil.

BHP has received copy of the reports with regard to those environmental investigations.

BHP establishes that the contamination as described in the report does not hamper the intended use as referred to in article 6, after the Soil has been decontaminated. BHP accepts the site in the current state, including contamination.

21.3	BHP wishes to further examine the environmental aspects of the Soil.

Therefore the order for a survey of the soil and the ground water will be issued to either Hopman & Peters Milieutechniek in Ziest or URS Netherlands BV in Rijswijk on the basis of norms NVN 5725 and NEN 5740. The degree and way in which the survey will be made, will be arranged between parties after mutual consultations.

In the case that the results thereof give reason to do so, an order will be issued to carry out further surveys, whereby a request will also be made to estimate the possible cost of the measures which might have to be taken.

Irrespective of the outcome of the surveys, the cost thereof will be at the expense of BHP.

In as far as the reports to be drawn up show that the Soil is more or differently contaminated than is shown in the report referred to in article 21.2 and the reports on which this is based and that this contamination is not reasonably acceptable to BHP in view of the intended use of the Immovable Property and the Leased Land because such will result in restrictions to the intended use by BHP, BHP will have the right to dissolve the Agreement before the transfer date by means of a written notification for that purpose to be sent to Ferro within five (5) days after the last report has been brought to the attention of Parties.

Parties undertake to resume negotiations if one Party expresses the wish to do so to the other Party within five (5) days after the last report has been brought to the attention of Parties as a result of which the start of the period of five (5) days within which the Agreement may be dissolved, will be suspended by one (1) month after said notification to the other Party.

In the case that Parties will reach further agreement, such will have to be laid down in writing after which the present right to dissolution will become null and void.

Copies of the relevant notification should be sent to Loyens & Loeff.

21.4	As far as Ferro is aware, no underground tank(s) for storage of (liquid) substances are present in the Immovable Property and in the Leased Land.

21.5	If and in as far as the report to be drawn up as referred to in article 21.3 might show that the Soil is more or differently contaminated than is shown in the report referred to in article 21.2 and the reports on which this is based, BHP will never make a claim to Ferro for payment of damages, in whatever form.

BHP holds Ferro blameless for claims of third parties with regard to contamination of the Soil.

The stipulations of this article 21.5 will be included in the deed of transfer of title as a qualitative obligation and, as far as necessary, as a perpetual clause.

The fine for not complying will amount to one million and five hundred thousand euro (EUR 1,500,000).

The fine for breaking the perpetual clause will amount to one million and five hundred thousand euro (EUR 1,500,000).

21.6	Ferro is not aware whether there is asbestos material contained in the buildings.

Before the transfer date Ferro shall request an inspection from a qualified company to ascertain whether asbestos is in the buildings. In case this inspection should show that asbestos is present, and the cost of removal is above fifty thousand euro (50,000 EUR), then the parties will negotiate further together.

Known Charges and Restrictions.

Article 22.

22.1	With regard to the charges and restrictions referred to in article 5.1, is already known and is referred to what is included in:

a.	a deed of establishment of ground lease and amendment of the ground lease conditions Ferro (Holland) B.V. passed before P.A.E. Kerckhoffs, at this moment civil law notary practising in Amsterdam on the seventh of April two thousand, copy of which has been registered on the tenth of April two thousands in the Registers (at the time in Rotterdam) in register Mortgages 4, part 20012, number 13, which reads as follows:

“2. Conditions

The New Ground Lease is established and accepted under the conditions which are declared to be applicable to the Existing Ground Lease:

a.	the General Stipulations for ground lease, in as far as not provided otherwise in this deed, as well

b.	the additional and/or different additional stipulations to be mentioned under B.2.2 below

2.1 General Conditions for ground lease

The General Stipulations with regard to the establishment in ground lease of plots of land in the harbor area of Rotterdam have been established by decision of the council of the Municipality dated the fourth of August nineteen hundred and forty-nine and were laid down in a deed passed before C.D. Tukker LL.M., at the time civil law notary in Rotterdam, on the twenty-sixth of September nineteen hundred and fifty-eight, copy of which deed has been entered in the public registers for register goods provided for that purpose in Rotterdam, on the twenty-sixth of September nineteen hundred and fifty-eight in register Mortgages 4, part 3240, number 105.

The General stipulations have been modified as a consequence of the decision of the Council of the Municipality dated the twenty-seventh of February nineteen hundred and ninety-two and laid down in a deed passed before K.F.M. Berger LL.M., civil law notary in Rotterdam, on the twenty-eight of February nineteen hundred and ninety-two, copy of which deed has been entered in the relevant public registers for register goods provided for that purpose in Rotterdam, on the twenty-eighth of February nineteen hundred and ninety-two in register Mortgages 4, part 11975, number 1

The General Stipulations have been integrated on the eighth of September nineteen hundred and ninety-two into one continuing text, copy of which has been entered in the relevant public registers for register goods in Rotterdam provided for that purpose, on the ninth of September nineteen hundred and ninety-two in register Mortgages 4, part 12327, number 17, hereinafter to be referred to as the General Conditions.

Lessee has received copy of the General Stipulations when entering into the Agreement to Establishment and has taken cognizance of its contents.

2.2	Special Conditions.

Article 1.

Duration

1.1	The ground lease with regard to the plots of land described in A.4.1, A.4.2 and A.4.3 is considered to have started on the first of January nineteen hundred and ninety-nine. (written in the margin: D, E, F

1.2	The ground lease with regard to the plots of land described in A.4.4, is considered to have started on the first of August nineteen hundred and ninety-eight. (written in the margin: G.)

1.3	The Ground Lease will terminate on the second of February two thousand and twenty-five at twenty-four hours.

1.4	Lessee will have the option to extend the Ground Lease for a period of twenty-five years, starting on the third of February two thousand and twenty-five at zero hours, against payment of an annual ground rent as charged on the second of February two thousand and twenty-five at twenty-four hours, which extension will be made based upon the same stipulations as agreed upon in this deed between the Municipality and Lessee, with the exception of the stipulations of article 2 below

1.5	In the case that Lessee makes use of the aforementioned option described in article 1.4, the renewal of the Ground Lease will be established by means of a separate notarial deed.

Article 2.

Ground Rent

The ground rent will amount to eleven guilders and sixty-seven cents (NLG 11.67) (basis price level the first of January two thousand) per square meter per year.

Article 3.

Ownership Guarantee.

Etcetera.

Article 4.

Special charges and restrictions.

Etcetera..

Article 5.

Amendment ground rent.

5.1	Effective the first of January two thousand and one and after that again and again after one year has expired, the ground lease will be amended based on the course of the deduced consumer price index for employees with a low income (1995 = 100) to be published by the Central Bureau of Statistics in The Hague (hereinafter to be called: CBS)-All modifications are calculated by multiplying the lastly valid ground rent by a fraction of which:

* the numerator is formed by the aforementioned price index, as published as of the seventh calendar month preceding the point in time of amendment; and

*	the denominator of the same price index, as it was in force in the same month of the previous year.

5.2	If the CBS will change its policy with regard to the price index mentioned in the previous paragraph and will publish a series based on more recent prices, the figures of the new series will be taken into consideration, if necessary after consultation with the CBS about linking those figures and the figures of earlier used series.

Should the information of the CBS mentioned in the previous paragraph not become available at all, then the Municipality will have the right to calculate the modification of the ground rent based on other comparable information.

5.3	The ground rent of the plots of land described in A.4.3 and A.3.3 will be reduced to fifty per cent (50%) in view of the limited possibilities of use.

Article 6.

Deviation article 16 General Conditions.

6.1	Given the stipulations of article 16, sub 1 of the General Stipulations, it is established that when there is negligence in the payment of the amount of the ground rent, the resulting increase of the amount of the ground lease to be made, will be calculated on the basis of the legal interest applicable at that moment to the amount outstanding at that moment.

6.2	Contrary to the stipulations of article 16, under 2, 3 and 4 of the General Stipulations, the Municipality may impose a fine on lessee with a maximum of ten times the amount of the ground lease at the time of non-compliance, for each case of non-compliance with one of the stipulations of this agreement, except when the non-compliance exists of negligence in the stipulation as described in article 6.1.

When imposing a fine, the council of the Municipality will base the amount of the fine in all reasonableness and fairness on the seriousness and the duration of the violation. The judge is competent to independently establish the amount of the fine imposed by the Municipality if, given the circumstances, he considers the amount to be excessive.

Application of this stipulation does not exclude the authority of the Municipality to also claim reimbursement of the damage cause to her by the non-compliance.

Article 7
More lessees.
In case more (juristic) persons act as lessees, they will immediately appoint one of them as their representative and will immediately notify burgomaster and aldermen of the Municipality of this appointment as well as of this representative’s substitute. Claims or notifications resulting from this agreement will be made through this representative and will be addressed to him.
Article 8.
Use. Danger, damage and nuisance.

8.1	Without prior written permission from burgomaster and aldermen referring to this stipulation, the Immovable Property as well as the plots of land to which the Existing Ground Lease was allocated, the buildings and structures erected thereon may only be used to exploit a company serving the coatings, color substances and plastics industries as well as to carry out the administration of the concern’s activities inside Europe.

Contrary to the stipulations of article 8, paragraph 9, General Stipulations, temporary letting of parts of the office building and the thereto belonging parking places is permitted without prior permission from Burgomaster and aldermen of the Municipality.

8.2	In addition to the stipulations of article 8, paragraph 4 of the General Stipulations, the following is determined:

a.	When using the plot of land and the harbor slope and water, Lessee will take into consideration all regulations issued by burgomaster and aldermen of the Municipality, either before starting the use, or at a later date:

- - -	to promote safety in general in particular to prevent and fight fires; to prevent danger, damage, injuries or nuisance;

•	to prevent pollution or deterioration of the environment and of overburdening the soil.

Regulations may particularly be imposed when erecting, expanding or modifying the facilities and on account of Lessee carrying out its business.

b.	In the case such regulations may or have to be imposed by the Municipality or another public corporation pursuant to any authority or obligation included in any state or administrative regulation, burgomaster and aldermen of the Municipality will withdraw in favor of the competent authority in as far as actually the regulations concerned will be imposed;

c.	Lessee has the obligation to immediately forward copy of all requests for permits and the enclosures belonging thereto, as well as of all permits granted in as far as these requests and permits relate to the stipulations mentioned under a of this paragraph, to burgomaster and aldermen of the Municipality. With regard to the contents of such requests, enclosures and permits, the Municipality will have the obligation to maintain the same secrecy as if the Municipality or any other municipal body were the competent authority to grant such permit.

d.	In case Lessee should have any objection against the regulations issued by burgomaster and aldermen of the Municipality with regard to the use as described under a of this paragraph and which are not issued pursuant to any authority or obligation included in any state or administrative regulation, the question whether, resp. in how far, those regulations are necessary and reasonable, will be judged by three experts and their decision will be binding to all parties.

e.	The decision by experts may be invoked by Lessee within six weeks from the day letter in which burgomaster and aldermen of the Municipality make use of the aforementioned authority was sent. Lessee will submit the name of the expert appointed by him at the moment of informing burgomaster and aldermen of the Municipality that he wishes a verdict by experts

Within one month after having received this information, the Municipality will appoint an expert on her side.
If the Municipality does not appoint her expert within the term stated, Lessee has the right to request the President of the District Court of Rotterdam to appoint the expert of the Municipality within one month after that period expires. Both experts will appoint a third one within a month and the three experts will pronounce a verdict within four months after the appointment of the third expert.
Should both experts neglect to appoint the third expert within the term stated or should the three experts not pronounce a common verdict within the term stated, then, either the appointment of the third expert or the dismissal of the three experts and the appointment of three new experts, will be made at the request of the most diligent party by the President of the District Court of Rotterdam.
Pending the decision of the experts, the execution the claim made by burgomaster and aldermen of the Municipality in the framework of the authorities vested in them, will be suspended, without releasing Lessee of his responsibility with regard to the damaging or bothersome consequences, which might result from not carrying out that which is claimed.

f.	The cost of the aforementioned experts will be at the expense of the party which is declared to be in default, while in the case that parties on both sides have been declared to be right in one or more issues, these cost will be divided by experts in all fairness

g.	In case one of the parties or both consider that the invoice issued by one or more experts after his or their activities are finished is too high and it is proven that no amicable settlement can be reached, the most diligent party will request the aforementioned President to set the amount of the invoice;

h.	The experts will be informed by the party (parties) who appointed them about the stipulations of this agreement, in as far as these are important to them. By accepting the appointment, an expert will submit himself to the aforementioned stipulations.

8.3 Disposal of substances and liquids, with the exception of rain water, to the harbor is prohibited, unless burgomaster and aldermen of the Municipality have given written permission to do so, to which permission conditions may be attached.
The permission as described in the previous sentence is considered to have been given for the already existing wiring and piping in as far as a permission for that purpose has been granted under public law
Article 9.
Maintenance.
Lessee has the obligation to duly maintain the buildings, facilities, boundary partitions and pavements present on the Immovable Property and the plots of land to which the Existing Ground Lease has been allocated and, wherever necessary, to timely renew these. Deteriorated business elements which are no longer used for business activities should be demolished, such at the satisfaction of burgomaster and aldermen of the Municipality.
Article 10.
Entrances and exits light and air.
Lessee has the right to construct entrances and exits but only there where the Immovable Property and the plots of land to which the Existing ground lease has been allocated, are located adjacent to the public road.
Number, place and width of those entrances and exits are, however, subject to approval from burgomaster and aldermen of the Municipality. In the case that Lessee at any time should have opportunity to view, light and air establishment where the land allocated in ground lease is not adjacent to the public road or the public water, even after having obtained a permit from any agency of the Municipality or her successors and/or with respect to tenants or lessees of neighboring and/or adjacent plots of land, Lessee cannot derive any rights to keep these
Article 11.
Environment. Wiring and piping.
11.1 With regard to the plots of land referred to under A.1.a, A.1.b and A.1.c, article 5, paragraph 2, first sentence of the General Stipulations will be modified as follows:
“The ground will be accepted by Lessee in the condition in which the ground was at the time of allocating the ground lease, as concerns the plot of land described in A.1.a on the second of February nineteen hundred and fifty-two, as concerns the plot of land described in A.1.b, on the twentieth of November nineteen hundred and seventy and as concerns the plot of land described in A.1.c, respectively at the time of entering into the lease agreement, on the fourteenth of August nineteen hundred and seventy-eight
Article 5, paragraph 2, second sentence of the General Stipulations will not be applicable.-According to article 6 of the general stipulations ground lease 1946:
“is lessee responsible for damages inflicted on the plot of land, irrespective of the cause thereof”, reason why Lessee will be responsible for all damages, among those the ones resulting from soil pollution, originated since allocating the ground lease on the second of February nineteen hundred and fifty-two as concerns the plot of land described under A.1.b, and on the twentieth of November nineteen hundred and seventy as concerns the plot of land described in A.1.c.
According to article 5, paragraph 3 of the stipulations in the lease contract entered into by the Municipality and Lessee on the fourteenth of August nineteen hundred and seventy-eight it appears that:
“in the case that as a result of any use of the plot of land, damage should be inflicted on the plot of land, the bank protection or harbor works in the surroundings of the leased property, such to be judged by burgomaster and aldermen of Rotterdam, lessee will have to pay for the cost of repair of this damage in the name of the Municipality of Rotterdam”, reason why Lessee is responsible for all damages, among those which resulted from soil pollution, originated since allocating the ground lease on the fourteenth of August nineteen hundred and seventy-eight as concerns the plot of land described in A.4.1.
11.2 Given the stipulations of article 5, paragraph 2 of the General Stipulations, the zero investigation with regard to the plot of land referred to under A.4.2. made by the Municipal Works Department of the Municipality dated the seventeenth of April nineteen hundred and ninety-eight, number 1997-0705, will be attached to this deed. Lessee has taken cognizance of this report before the Agreement To Establishment had become final to him. Parties are aware that with regard to the plots of land mentioned in A.4.3 and A.4.4 no soil investigation has taken place. This soil investigation will be made at the shortest possible notice.
11.3.A The cables, ducts, pipes etcetera belonging to third parties present in the Immovable Property and the plots of land on which the Existing Ground Lease has been established (including mains service of the Municipality) are not included in the ground lease.
11.3.B The Municipality does not accept any responsibility for (business) damage caused by malfunctioning cables, ducts, pipes, etcetera. Lessee is responsible for any damage to defective pipes, cables, ducts etcetera originating from any use of the Immovable Property and the plots of land on which the Existing ground lease has been established.

11.3.C Lessee will at any time allow entry to the cables, ducts, pipes etcetera referred to above, to the owners thereof for maintenance and repair activities.

In the above quoted, the references A.1.a, A.1.b, A.1.c, A.4.1, A.4.2, A.4.3 and A.4.4 refer to the following cadastral plots of land:

- - - - - - -	A.1.a: plot of land with number 1375;
A.1.b: plot of land with number 1489;
A.1.c: plot of land with number 1713;
A.4.1: plot of land with number 2657;
A.4.2: plot of land with number 2655;
A.4.3: plot of land with number 2655;
A.4.4: plot of land with number 2655.

b.	the General Stipulations which apply to the Ground Lease with regard to the establishment of ground lease of plots of land in the port area of Rotterdam and furthermore the general stipulations which have been included in the deed of establishment of ground lease and amendment of the conditions of ground lease, mentioned under a:

It has been established that:

1.	the right of ground lease will continue until the second of February two thousand and twenty-five;

2.	the ground rent may first be adjusted on the first of January two thousand and nine;

3.	the amount of the ground rent will amount to one hundred and nine thousand five hundred and forty-four euro (EUR109,544) per year, to be paid per quarter each year and presently amounts to twenty-seven thousand and three hundred and eighty-six euro (EUR27,386) per quarter.

4.	the designated use for the buildings as allowed by the conditions of ground lease is the use for the exploitation of a company for the coatings, colorants and plastics industries, as well as for carrying out the administrative management of the concern activities (of Ferro) inside Europe.

c. the decision issued by the competent authorities pursuant to the Soil

Protection Act copy of which has been attached to this deed as

ENCLOSURE 4. (MIL 5456).

22.2	BHP has knowledge of the obligations, charges and/or restrictions as included in the stipulations of article 22.1 and explicitly accepts those obligations, charges and restrictions.

Dissolving Conditions.

Article 23.

23.1	The agreement has been entered into under the dissolving conditions that:

a.	BHP has not been granted the (required) written permission for the intended use of the Buildings and the Immovable Property on the basis of the applicable ground lease conditions on August 1, 2008 at the latest;

b.	the Municipality has not promised to grant its cooperation to the conversion of the Lease Agreement into a right to ground lease as referred to in article 4.2 on August 1, 2008 at the latest; and/or

c.	the (required) written permission has not been granted on the basis of the applicable conditions of ground lease for the transfer of title of the Ground Lease on August 1, 2008 at the latest.

23.2	BHP may make an appeal to the compliance with a dissolving condition to which reference is made in article 23.1 at the latest on August 7, 2008.

It will also be possible for Ferro to appeal to the compliance with the dissolving condition in article 23.1 under c at the latest on August 7, 2008.

Ferro may not appeal to the dissolving conditions referred to in article 23.1 under a and b.

23.3	The Agreement will be dissolved in the case that Ferro is not able to transfer the title to the Ground Lease to BHP on the latest Date of Transfer as a result of a preferential right with which the Immovable Property is (might be) encumbered pursuant to the Municipalities (Preferential Rights) Act.

This is in any case so if Loyens and Loeff refuse to grant their cooperation to the passing of the deed of transfer of title on the basis of such a (possible) preferential right.

After the Transaction Date Ferro will inform BHP and Loyens & Loeff immediately about any notification which Ferro will receive as well as of any other knowledge which Ferro might obtain about a possible indication or a proposal for that purpose to have the Immovable Property fall under the preferential right as referred to in that Act.

Either Party is authorized to establish that the dissolving condition has been complied with, which establishment will be made by means of a written notification for that purpose to the other Party or to Loyens & Loeff.

23.4	BHP will make efforts to not comply with the dissolving conditions as referred to in article 23.1.

Ferro will make efforts to not comply with the dissolving conditions as referred to in article 23.3.

Transferability of rights.

Article 24.

The rights resulting from the Agreement are not transferable or subject to pledging, in the sense that after the transfer of title of the Sold Property has taken place, rights resulting from the Agreement which are also in force after the transfer of title and which have not been transferred pursuant to the stipulations of article 6:251 Civil Code to a legal successor of BHP may be transferred to a legal successor.

Except for the stipulations of the previous paragraph, third parties are not able to derive any rights from the Agreement.

Waiver rights to dissolution
Article 25.

In the deed of the transfer of title of the Ground Lease, parties will waive their right to dissolve the Agreement and the agreement of the transfer of title of the Ground Lease on the basis of the stipulations of article 6:256 Civil Code.

Registration Contract of Sales

Article 26.

26.1	Parties instruct Loyens & Loeff to have this deed registered in the Registers as soon as possible after the Transaction Date.

26.2	The cost resulting from this registration will be at the expense of Parties together.

26.3	Parties are aware that they have to comply with all conditions of the Identification (Financial Services) Act before registration may be made.

Article 2:240c Civil Code.

Article 27.

During the period to be calculated as from one (1) year before the founding of BHP up till and including the Transaction Date, the Sold Property has not belonged to a founder or shareholder of BHP so that the stipulations of article 2:204c Civil Code are not applicable with regard to the Agreement, although the Agreement between Parties has been entered into before two (2) years have expired after BHP’s registration in the commercial register.

Information and Choice of Domicile.

Article 28.

28.1	All information, notifications and other statements in connection with the Agreement may only be made by writ, a letter sent either by normal or registered mail, fax, or e-mail.

In the case that information, a notification or other statement has been made by fax or e-mail, this should – under penalty of cancellation — be immediately – but in any case within three (3) days – be confirmed by writ or by a letter sent either by normal or registered mail, whereby the date of sending of the fax or e-mail will be considered to be the date of receipt.

289.2	With regard to the execution of the Agreement Parties choose domicile:

a. As regards Ferro:

at 3029 AB Rotterdam

address 20 van Helmontstraat;

p.o. box 6088, 3002 AB Rotterdam

telephone 010 478 42 07

fax 010 478 48 37

e-mail address steenvoordent@ferro.com

b. As regards BHP:

at 3361 BP Sliedrecht

address 10-12 Kerkstraat;

p.o. box 10, 3360 AA Sliedrecht

telephone 0184 439 632

fax 0184 430 633

e-mail address info@bkpv.nl

In any case Parties choose domicile with regard to the execution of the Agreement at the office of Loyens & Loeff in Rotterdam for the attention of H.M.I.Th. Breedveld LL.M.
address 690 Weena;
p.o. box 2888, 3012 CN Rotterdam
telephone 010 224 62 03
fax 010 224 62 04
e-mail address hamith.breedveld@loyensloeff.com

Either party may choose another domicile than the one mentioned in this article by informing the other party about their new domicile.

28.3	Information, notifications and other statements in connection with the Agreement should be written either in the Dutch or in the English language.

Various.

Article 29.

29.1	The Dutch legislation applies to the Agreement.

29.2	The General Extension of Time-limits Act applies to the Agreement.

29.3	Titles of articles are only meant to improve the legibility; no rights may be derived from these titles.

29.4	This Agreement will be deposited with Loyens & Loeff.

Loyens & Loeff are authorized to destroy this deed five (5) years after the Latest Date of Transfer.

29.5	The agreement contains everything which Parties have agreed upon with regard to the purchase of the Sold Property.

As from the Transaction Date all agreements and arrangements which parties might have entered into or made before that date, will terminate.

The ENCLOSURES to the Agreement form part of this Agreement.

29.6	In the case that the Agreement is or will be partially invalid or non-binding, Parties will remain to be bound to the remaining part thereof.

Parties will replace the invalid or non-binding part by clauses which are valid and binding and the results of which will be as much in accordance as possible with those of the invalid or non-binding part of the Agreement as regards the contents and the tenor.

Page with signatures follows.

1.	Signed by Ferro on 21 March 2008 in Rotterdam ,

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Ferro (Holland) B.V.
By: T.A.M. Steenvoorden
Function: Managing Director (can sign alone)

2.	Signed by BHP on 21 March 2008 in Rotterdam,

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Brix Houwelingen Projecten XVIII B.V.
By: Brix Houwelingen Projecten Holding B.V.
By: J. van Houwelingen
Function: Director, can sign together with other director

—
Brix Houwelingen Projecten XVIII B.V.
By: Brix Houwelingen Projecten Holding B.V.
By: R.A. van der Gaag
Function: Director, can sign together with other director

LIST OF ENCLOSURES

ENCLOSURE 1.	copy Lease Agreement (a. definitions)
ENCLOSURE 2.	Drawing II
ENCLOSURE 3.	List of objects that remain (art. 7.2)
ENCLOSURE 4.	copy environmental report (art. 21.2)
ENCLOSURE 5.	decision Soil Protection Act (art. 22.1.c)